EXECUTION VERSION

Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 20, 2009 (the “Effective Date”) and is by and between International Game Technology, a Nevada corporation (the “Corporation”), and Thomas J. Matthews (the “Executive”).

WHEREAS, the Executive is currently employed by the Corporation pursuant to that Employment Agreement, dated as of October 27, 2003, between the Corporation and the Executive (as amended, the “Original Agreement”); and

WHEREAS, the Corporation considers it important and in its best interest to foster the employment of key management personnel and desires to retain the services of the Executive on the terms and subject to the conditions in this Agreement; and

WHEREAS, the Executive desires to continue employment by the Corporation to render services to the Corporation on the terms and subject to the conditions in this Agreement; and

WHEREAS, the Executive and the Corporation desire to amend and restate the Original Agreement, pursuant to Section 8.2 thereof, as set forth below.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Corporation and the Executive set forth below, the Corporation and the Executive agree as follows:

1.

Employment.  The Corporation hereby employs the Executive in the position of Chairman, and the Executive accepts such employment and agrees to perform services for the Corporation, for the period and upon the other terms and conditions set forth in this Agreement.  Without otherwise limiting the role of the Chairman of the Board as set forth in the Corporation’s Bylaws, the Executive shall be responsible for:

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collaborating and working with the President and Chief Executive Officer in scheduling meetings of the Board of Directors of the Corporation (the “Board”), as well as designing specific Board meeting formats and agendas;

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consulting with the Board’s Nominating and Corporate Governance Committee to design Board committee structure;

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consulting with the Board’s Nominating and Corporate Governance Committee on new Board member recruitment;

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discussing committee meeting agendas with Board committee chairmen;

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presiding over quarterly and other special Board meetings;

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interfacing with significant Corporation shareholders and customers, as deemed appropriate by the Board;

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presiding over the Corporation’s annual shareholders meetings;

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attending all Board meetings, with the exception of meetings of non-management directors;

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in between Board meetings, facilitating communication among directors, including scheduling impromptu Board meetings and calls (in consultation with the President and Chief Executive Officer);

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facilitating communication between the Board and the President and Chief Executive Officer and other senior management, including eliciting reports from senior management when necessary;

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representing the Corporation as Chairman of the American Gaming Association;

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participating as necessary in pertinent legal actions involving the Corporation;

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at the request of and in consultation with the President and Chief Executive Officer, taking on special projects for the Corporation in furtherance of its business objectives;

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at the request of and in consultation with the President and Chief Executive Officer, taking on public affairs and promotional assignments, including representing the Corporation in meetings and industry events, delivering speeches and presentations, meeting with regulators and representing the company with customers and clients;

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hosting the Corporation’s quarterly earnings conference calls in conjunction with the President and Chief Executive Officer;

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collaborating with the President and Chief Executive Officer on all refinancing activities;

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providing advice, counsel and input on key hiring decisions;

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conducting transitional sessions with key investors and customers; and

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providing advice and counsel to the President and Chief Executive Officer regarding the Corporation’s 2010 planning process.

The Executive acknowledges the employment agreement entered into between the Corporation and Patti S. Hart on or about the date hereof and agrees to the division of responsibilities and authorities reflected therein and herein.

The Executive shall report to the Board.

The Executive will devote his full business time and efforts to the performance of the Executive’s duties and responsibilities under this Agreement and to the business and affairs of Corporation, its subsidiaries and affiliates.  The Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not materially conflict or interfere with the Executive’s duties and obligations under this Agreement or the Executive’s ability to perform his duties and responsibilities under this Agreement.  During the Term (as such term is defined below), the Executive shall not serve on the board of directors (or similar governing body) of any other business entity without the prior approval of the Board.  The Executive shall resign from any such board of directors (or similar governing body) on which he may serve (even if such service has been approved by the Board) if the Executive’s activities on such board (or other body) conflict or interfere with the performance of the Executive’s duties for the Corporation.

If for any reason the Executive is not re-elected as a director or as Chairman of the Board, such failure to re-elect the Executive will not constitute a breach of this Agreement.

2.

Term.  The “Term” shall, unless sooner terminated as provided herein, commence on the Effective Date and end at the close of business on December 1, 2009 (the “Initial Extension Date”).  Notwithstanding the preceding sentence, on the Initial Extension Date and on each annual anniversary of the Initial Extension Date (the Initial Extension Date and each annual anniversary thereof is referred to as an “Extension Date”), the Term shall be automatically extended through and shall end with the close of business on the first (1st) anniversary of that Extension Date (for example, on the Initial Extension Date the Period of Employment shall be automatically extended through the close of business on the day before the first (1st) anniversary of the Effective Date), unless at least sixty (60) days prior to such Extension Date the Corporation or the Executive has provided the other with written notice that the Term shall not be extended or further extended, as the case may be.  The term “Term” shall include any extension thereof pursuant to the preceding sentence, Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement, and shall not entitle the Executive to severance benefits pursuant to Section 7.

3.

Compensation.

3.1

Base Salary.  As compensation in full for the services to be rendered by the Executive under this Agreement during the Term, the Corporation shall pay to the Executive a base salary (“Base Salary”) at an annualized rate of Eight Hundred Forty Thousand Dollars ($840,000) per year.  Such Base Salary shall be paid in accordance with the Corporation’s normal payroll procedures and policies.

3.2

Bonus Opportunity.  For each fiscal year of the Corporation during the Term, commencing with the fiscal year beginning October 1, 2008, the Corporation shall grant to the Executive the opportunity to earn a bonus up to a maximum amount of Three Hundred Percent (300%) of the total Base Salary paid to the Executive’s during such year (including, for the fiscal year beginning October 1, 2008, any Base Salary paid to the Executive pursuant to the Original Agreement).  Seventy Percent (70%) of each such bonus opportunity will be based on the Corporation’s annual year-over-year increase in net operating income, and Thirty Percent (30%) of each such bonus opportunity will be based on other objectives established with respect to that year, each as determined by the Compensation Committee of the Board.  The specific bonus opportunity with respect to a particular fiscal year will be established by the Compensation Committee prior to or within the first three months of that fiscal year.

3.3

Participation in Benefit Plans.  During the Term, the Executive shall also be entitled to participate in all employee benefit plans or programs of the Corporation to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs.  The Corporation does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto and as amended from time to time.

3.4

Withholding Taxes.  The Corporation may withhold from any compensation or other benefits payable under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

3.5

Continuing Medical Benefits.  After the termination of the Executive’s employment with the Corporation (regardless of the reason for such termination), the Corporation shall continue to provide medical benefits to the Executive on the following basis:

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subject to the next clause, the medical benefits provided shall be the same as or similar to the benefits provided by the Corporation to the Executive on the last day that he is employed by the Corporation;

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the benefits shall terminate upon the Executive’s death;

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any co-pays or deductibles with respect to the medical benefits shall be paid or reimbursed by the Corporation (subject to Section 3.4);

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such benefits shall be provided at no cost to the Executive (except for any taxes that may result from such benefits, which taxes shall be the sole responsibility of the Executive; provided that the Corporation may require that the Executive remit to the Corporation in cash the amount necessary to satisfy any applicable withholding obligations due with respect to such benefits);

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such benefits shall be secondary to Medicare or any other insurance that may cover the Executive from time to time.

The Corporation may, in its sole discretion and notwithstanding the foregoing, pay the Executive on a periodic basis an amount equal to the reasonable cost to obtain such benefits for the corresponding period in lieu of providing such benefits directly (the cost of such benefits to be determined before giving effect to any taxes that may result from the Corporation making such payment and such payment shall be subject to the tax withholding provisions of Section 3.4).  For the sake of clarity, the Corporation shall have no obligation to provide long or short-term disability benefits or insurance, life insurance, or any other type of benefits (other than the medical benefits expressly contemplated above) to the Executive following the termination of the Executive’s employment with the Corporation.  The Executive agrees to enroll in Medicare parts A and B as soon as he is eligible to do so.

4.

Confidential Information.  Except as provided below, the Executive shall not, during the Term or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Corporation or any of its respective affiliates) any confidential or secret knowledge or information of the Corporation which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Corporation (including employment by the Corporation or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Corporation, any customer or supplier lists of the Corporation, any confidential or secret development or research work of the Corporation, or any other confidential information or secret aspects of the business of the Corporation.  The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Corporation and represents a substantial investment of time and expense by the Corporation, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Corporation and its affiliates would be wrongful and would cause irreparable harm to the Corporation.  Both during and after the Term, the Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Corporation.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive.  The foregoing obligations of confidentiality shall not, however, limit the Executive’s disclosure of information (1) to the extent necessary to comply with government disclosure requirements or other applicable laws, (2) pursuant to subpoena or order of any judicial, legislative, executive, regulatory or administrative body, or for the Executive to enforce the Executive’s rights under this Agreement, (3) to employees, advisors, counsel, financial advisors and other third parties as may be necessary and appropriate in connection with the proper performance and enforcement of this Agreement; and (4) pursuant to the Executive’s normal reporting procedures as an executive of a publicly traded company (e.g., pursuant to Sarbanes-Oxley requirements or otherwise).

5.

Ventures.  If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Corporation and a third party or parties, all rights with respect to such project, program or venture shall belong to the Corporation.  Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary to be paid to the Executive as provided in this Agreement.

6.

Noncompetition Covenant.

6.1

Agreement not to Compete.  The Executive agrees that during the Term of this Agreement and, if the Executive has received or is receiving severance benefits pursuant to Section 7, for the twenty-four (24) months following the Term, the Executive shall not, without the written consent of the Board, directly or indirectly, engage in competition with the Corporation in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Corporation is conducting during the Term, including the design, development, manufacture, distribution, marketing, leasing, financing or selling of accessories, devices, or systems related to the products or services being sold by the Corporation; provided, however, that nothing herein shall prevent the Executive from investing as less than a one-half percent (0.5%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system if such ownership is held indirectly through a mutual fund or similar investment.

6.2

Scope of Covenant.  The obligations of the Executive under Section 6.1 shall apply to any geographic area in which the Corporation has engaged in business during the Term.

6.3

Non-Solicitation.  The Executive agrees that during the Term and for a period of twenty-four (24) months thereafter, he will not, without the prior written approval of the Board, hire, solicit or endeavor to entice away from the Corporation or, following termination of the Executive’s employment, otherwise interfere with the relationship of the Corporation with any employee of the Corporation or one of its subsidiaries who earned annually $75,000 or more as an employee of the Corporation or one of its subsidiaries during the last twelve months of the Executive’s own employment by the Corporation, or any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Corporation or any of its affiliates.

7.

Termination.

7.1

Termination of Employment.  The Executive’s employment by the Corporation, and the Term, may be terminated at any time during the Term by the Corporation: (1) with Cause (as such term is defined below), or (2) without Cause, or (3) in the event of the Executive’s death, or (4) in the event of the Executive’s Disability (as such term is defined below) (in the case of Disability, the termination shall be effective ten (10) days after notice thereof is given to the Executive).  The Executive’s employment by the Corporation, and the Term, may be terminated at any time during the Term by the Executive, on no less than sixty (60) days prior written notice to the Corporation.  After the expiration of the Term, the Board may continue the employment of the Executive and the Executive may accept the employment on an at-will basis.

7.2

Benefits Upon Termination.  If the Executive’s employment by the Corporation is terminated during the Term for any reason by the Corporation or by the Executive, or upon or following the expiration of the Term, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a)

the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined below); and

(b)

if, during the Term (but not upon or following the expiration of the Term), the Executive’s employment is terminated either by the Corporation or the Executive due to the death or Disability of the Executive, by the Corporation other than for Cause (as such term is defined below), or by the Executive for any reason following (but not prior to) a Change in Control (as such term is defined below), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) a severance benefit equal to two (2) times the Executive’s highest annualized rate of Base Salary in effect at any time during the Term.  Subject to the conditions set forth in the following paragraph, the aggregate amount of such severance benefit shall be paid in a series of twenty-four (24)

substantially equal monthly installments (without interest, with each installment equal to approximately 1/24th of the aggregate amount of the severance benefit) commencing with the month following the month in which the Executive’s employment by the Corporation and continuing for the following twenty-three months until paid in full (subject to the Executive’s compliance with the following paragraph and the provisions of Section 6); and

(c)

if, during the Term (but not upon or following the expiration of the Term), the Executive’s employment is terminated by the Corporation without Cause or by the Executive for any reason following (but not prior to) a Change in Control (and, in each case, other than due to either (1) the Executive’s death, or (2) a good faith determination by the Board that the Executive has a Disability), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive a one lump sum amount equal to a pro-rata portion of the bonus the Executive would have been entitled to under Section 3.2 for the year in which the termination of the Executive’s employment occurred (the amount of such pro-rata bonus to be determined by the Board in its reasonable discretion).

As a condition precedent to any Corporation obligation to the Executive pursuant to Section 7.2(b) or (c) above, the Executive (or, in the event of his death, the Executive’s estate on behalf of the Executive) shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as such term is defined below) (in a form provided by the Corporation) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 7.2(b) or (c) above unless and until the Release contemplated by this paragraph becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

The Executive agrees that the payments contemplated by Section 7.2 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 7.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

The foregoing provisions of this Section 7.2 shall not affect: (1) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan, (2) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage, (3) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s Profit Sharing Plan (401(k) plan) (if any); (4) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s Executive Deferred Compensation Plan nonqualified deferred compensation plan) (if any); (5) any rights that the Executive may have under and with respect to a stock option or restricted stock award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award; or (6) the continuing medical benefit obligation to the Executive pursuant to Section 3.5.

7.3

Certain Defined Terms.

As used herein, “Accrued Obligations” means:

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any Base Salary that had accrued but had not been paid prior to the date of termination; and

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any bonus that had become payable to the Executive with respect to a fiscal year ended prior to the termination of the Executive’s employment but had not actually been paid; and

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any reimbursement of reasonable business expenses incurred by the Executive prior to the termination of the Executive’s employment and in accordance with the Corporation’s expense reimbursement policies and which had not previously been paid.

As used herein, “Cause” means:

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The Executive’s willful and material failure to perform his duties hereunder (other than any such failure due to the Executive’s physical or mental illness), or the Executive’s willful and material breach of his obligations hereunder;

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The Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Corporation;

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The Executive’s being convicted of, or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony; or

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The Executive’s failure or inability to obtain or retain any license required to be obtained or retained by him in any jurisdiction in which the Corporation does or proposes to do business.

As used herein, “Change in Control” has the same meaning as the term “Change in Control” under the Corporation’s 2002 Stock Incentive Plan, with the following modifications:  (a) clause (4) of the definition of such term in the 2002 Stock Incentive Plan shall not apply, (b) the phrase “less than 50%” in clause (2) of the definition of such term in the 2002 Stock Incentive Plan is replaced with the phrase “less than 60%,” and (c) the phrase “more than 50%” in clause (3) of the definition of such term in the 2002 Stock Incentive Plan is replaced with the phrase “more than 40%.”

As used herein, “Disability” means a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for ninety (90) days in any consecutive one-hundred eighty (180) day period.  The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information, from medical personnel (or others) selected by the Corporation or its insurers.

As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with the Corporation and each of its subsidiaries with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation, to the Executive that may be due to the Executive pursuant to Section 7.2(b) or (c), as applicable, upon the Corporation’s receipt of such release or any obligations referred to in the last paragraph of Section 7.2).  The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

7.4

Resignation From Board.  Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign from (1) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any) and (2) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.

7.5

Means and Effect of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8.

Miscellaneous.

8.1

Governing Law.  This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.

8.2

Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

8.3

No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.4

Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably he covered.  The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.5

Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

8.6

Injunctive Relief.  Each party agrees that it would be difficult to compensate the non-breaching party fully for damages for any violation of any provision set forth in Section 4 or Section 6 hereof.  Accordingly, each party specifically agrees that the other party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 4 and 6 of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the non-breaching party to claim and recover damages in addition to injunctive relief.

8.7

Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the Executive’s employment by the Corporation shall, except for claims for injunctive relief set out in paragraph 8.6 above, be settled by binding arbitration, with a single neutral arbitrator, in accordance with the rules of the American Arbitration Association relating to employment.  The proper venue for any such action is Washoe County, Nevada.  In any action to enforce this Agreement, the Executive and the Corporation each agree to accept service of process by mail at its address, as applicable, as set forth in Section 8.8 below (or at any different address of which the Executive has notified the Corporation or the Corporation has notified the Executive, as applicable, in writing).  In any action in which service is made pursuant to this paragraph, the Executive and the Corporation each waive any challenge to the personal jurisdiction of the American Arbitration Association.  Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

8.8

Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

If to the Corporation: International Game Technology 9295 Prototype Drive Reno, Nevada 89521 Attn: General Counsel	If to the Executive: to the address furnished to the Corporation

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the foregoing provisions.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

8.9

Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.10

Provisions that Survive Termination.  The provisions of Sections 3.4, 3.5, 4, 5, 6, 7 and 8 shall survive any termination of the Term.

8.11

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.12

Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Original Agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

Notwithstanding anything in the foregoing paragraph to the contrary, the indemnification agreement previously entered into by and between the Corporation and the Executive is outside of the scope of the foregoing integration provisions and shall continue in effect in accordance with its terms.

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the date set forth in the first paragraph.

INTERNATIONAL GAME TECHNOLOGY		EXECUTIVE

By:	/s/ Patrick W. Cavanaugh	By:	/s/ Thomas J. Matthews
Its:		Its: